As filed with the Securities and Exchange Commission on July 8, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QIWI plc

(Exact name of registrant as specified in its charter)

Cyprus	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12-14 Kennedy Ave.

Kennedy Business Centre, 2nd Floor, Office 203

1087 Nicosia Cyprus

Telephone: +357-22-653390

(Address of Principal Executive Offices)

2015 Employee Restricted Stock Units Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(Name and Address of Agent For Service)

Tel: +1-212-750-6474

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Pranav L. Trivedi

Skadden, Arps, Slate, Meagher and Flom (UK) LLP

40 Bank Street

London E14 5DS

United Kingdom

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class B shares, par value EUR 0.0005 per share	4,230,053	$12.62(2)	$53,383,269	$5,375.70
Total	4,230,053	—	$53,383,269	$5,375.70

(1)	This Registration Statement shall also cover any additional class B shares, par value EUR 0.0005 per share (“Class B Shares”) of QIWI plc (the “Registrant”), that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Class B Shares registered hereunder.
(2)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price of the Class B Shares being registered hereby is not known and has been determined in accordance with Rule 457(h)(1) and 457(c) based on the average high and low price of the Class B Shares on July 5, 2016.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015;

(b) The Registrant’s Report of a Foreign Private Issuer on Form 6-K furnished to the Commission on May 18, 2016.

(c) The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-35893) filed with the Commission on April 26, 2013.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and, to the extent designated therein, certain reports on Form 6-K the Registrant submits to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s memorandum and articles of association provide that, subject to certain limitations, the Registrant may indemnify its directors and officers against any losses or liabilities which he or she may sustain or incur in or about the execution of his or her duties including liability incurred in defending any proceedings whether civil or criminal in which judgment is given in his or her favor or in which he or she is acquitted.

The Registrant may purchase and maintain insurance in relation to any of its directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Index of Exhibits” at the end of this registration statement and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment of this Registration Statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Moscow, the Russian Federation, on this 8th day of July 2016.

QIWI plc

By:	/s/ Sergey Solonin
Name: Sergey Solonin
Title: Director and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sergey Solonin and Alexander Karavaev, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of QIWI plc, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated and on the 8th day of July 2016.

Signature	Title

/s/ Sergey Solonin	Director and Chief Executive Officer
Name: Sergey Solonin

/s/ Alexander Karavaev	Chief Financial Officer
Name: Alexander Karavaev

/s/ Elena Nikonova	Principal Accounting Officer
Name: Elena Nikonova

/s/ Andrey Romanenko	Member of the Board of Directors
Name: Andrey Romanenko

/s/ Boris Kim	Member of the Board of Directors
Name: Boris Kim

/s/ Osama Bedier	Member of the Board of Directors
Name: Osama Bedier

Signature	Title

/s/ Ron Kalifa	Member of the Board of Directors
Name: Ron Kalifa

/s/ Marcus Rhodes	Member of the Board of Directors
Name: Marcus Rhodes

/s/ David Birch	Member of the Board of Directors
Name: David Birch

Authorized Representative in the United States

By:	/s/ Diana Arias

Name:	Diana Arias
Title:	Senior Manager, Law Debenture Corporate Services Inc.

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Articles of Association of QIWI plc (incorporated herein by reference to Exhibit 99.1 to QIWI plc’s Report of a Foreign Private Issuer on Form 6-K, File No. 001-35893, filed on May 5, 2016)

4.2	Specimen Certificate for Class B Shares of the Registrant (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1 filed on March 27, 2013, as amended (File No. 333-187579))

4.3	2015 Employee Restricted Stock Units Plan*

5.1	Opinion of Antis Triantafyllides & Sons LLC regarding the validity of the class B shares being registered*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Antis Triantafyllides & Sons LLC (included in the opinion filed as Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

*	Filed herewith